SECOND AMENDED AND RESTATED
                              OPERATING AGREEMEENT
                                       OF
                           CASTLEBRIDGE PARTNERS, LLC

         This SECOND AMENDED AND RESTATED OPERATING AGREEMENT is entered into as of the 23rd day of August, 2000 by and among GKM II Corporation, a Delaware Corporation having its principal place of business at: Suite 7E, 900 West Jackson, Chicago IL 60607 ("GKM"), Kemper -- Castlebridge, Inc., a Delaware Corporation having its principal place of business at: 35th Floor, One World Trade Center, New York, NY 10048 ("KC"), and U.S. Energy Systems Castlebridge LLC, a Delaware Limited Liability Corporation having its principal place of business at 515 N. Flagler Drive, Suite 702, West Palm Beach, Florida 33401 ("USE") (collectively referred to herein as the "Members").


                              Explanatory Statement

        The parties have agreed to operate Castlebridge Partners, LLC (ACastlebridge@ or "Company") an existing limited liability company under the substantive provisions of the Delaware Limited Liability Company Act, in accordance with the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, hereby agree as follows:

                                    Article I
                                  Defined Terms

         The following capitalized terms shall have the meanings specified in this Article 1. Other terms are defined in the text of this Agreement, and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

         "Act" means the Delaware Limited Liability Company Act as amended from time to time.

         "Additional Contributions" has the meaning set forth in Section 3.2.a hereto.

         "Affiliate" means with respect to a specified Person: (i) any Person that directly or indirectly through one or more intermediaries controls more than twenty-five percent (25%) of the voting or beneficial interests in the Member, (ii) any Person in which the Member owns more than twenty-five percent (25%) of the voting or beneficial interests, (iii) any Person that is an officer, director, general partner, managing member, or trustee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such specified Person), (iv) with respect to an individual Person, any relative or spouse of the specified Person or (v) any Person in which more than twenty-five percent (25%) of the voting or beneficial interests are owned by a Person who has a relationship with the Member described in clauses (i), (ii),
(iii) or (iv) above.

         "Agreement" means this Operating Agreement, as amended from time to time.

         "Bona Fide Offer" means a bona fide, arm's-length written offer made in good faith to purchase the Company's assets or a Member's Interest for consideration consisting solely of cash.

         "Capital Account" means the account maintained by the Company with respect to each Interest Holder in accordance with the provisions set forth in
Section 3.7 hereto.

         "Capital Contribution" means the total amount of cash and the Fair Market Value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

         "Code" means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

         "Company" means Castlebridge Partners, LLC., the limited liability company operated in accordance with this Agreement.

         "Conditions  of  Transfer"  has the  meaning  set forth in Section  6.1 hereto.

         "Confidential Information" has the meaning set forth in Section 5.6 hereto.

         "Contributing Member" has the meaning set forth in Section 3.4 hereto.

         "CWM" has the meaning set forth in Section 3.3 hereto.

         "CWM Liabilities" has the meaning set forth in Section 3.3 hereto.

         "Employment Agreements" mean (i) employment agreements between the Company and officers of the Company in effect as of the date hereof and (ii) all modifications and additional employment agreements between the Company and officers of the Company approved by the Operating Committee or a committee hereof.

         "Fair Market Value" means (1) with respect to a share of common stock on a specified date: (i) the final reported sales price on the date in question (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange (including but not limited to the Nasdaq Stock Market) on which such common stock is listed or admitted to trading; or (ii) if such common stock is not listed or admitted to trading on any such exchange, the closing bid quotation with respect to a share of such common stock on such date on the National Association of Securities Dealers Automated Quotations System, or, if no such quotation is provided, on another similar system, then in use, selected by the Members; or (iii) if the common stock is not so listed or quoted, the fair market value of a share of common stock as the Members may determine; or (iv) if the common stock is not so listed or quoted and the fair market value cannot be mutually agreed upon by the Members, as determined by an independent investment bank and (2) with respect to any other asset, the value of an asset in question, as determined by agreement between the Members or, if a value cannot be mutually agreed upon by the Members, as determined by an independent appraiser.

         "Fiscal Year" means the calendar year; provided, however, that upon termination of the Company, "Fiscal Year" means the period from the end of the last preceding Fiscal Year to the date of such termination.

         "Indemnified Party" has the meaning set forth in Section 5.8 hereto.

         "Initial Capital Account" means the Capital Account of a Member as of the date of this Agreement, as set forth on Exhibit A.

         "Interest" means an interest in the capital, profits and losses of, and the right to receive distributions from, the Company as provided herein.

         "Interest Holder" means any Person who holds an Interest, whether as a Member or an assignee of a Member who has not been admitted to the Company as a Member.

         "Initial Capital Contribution" has the meaning set forth in Section 3.1 hereto.

         "Initial Member" has the meaning set forth in Section 6.1 hereto.

         "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events:

         (i)  the Member makes an assignment  for the benefit of creditors;
         (ii) the Member files a voluntary  petition in bankruptcy;
        (iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;
         (iv) the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;
         (v) the Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties;
        (vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);
        (vii) if, within one hundred twenty (120) days of the filing of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under
   any  statute, law, or regulation the  proceeding has not been dismissed,   or
   within ninety (90) days after the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed, or if the appointment is stayed, for ninety (90) days after the expiration of the stay, unless during such period the appointment is vacated;
        (viii)  if  the  Member  is  an  individual,   the  Member's  death  or
   adjudication by a court of competent jurisdiction as incompetent to manage the Member's person or property;
        (ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;
        (x) if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;
       (xi) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or
       (xii) if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company.

         "Joint Venture" has the meaning set forth in Section 2.3 hereto.

         "KC's" Intellectual Property@ has the meaning set forth in Section 5.6 hereto.

         "Liquidation Arbitration" has the meaning set forth in Section 6.1 hereto.

         "Majority-in-Interest" means Members holding an amount greater than 50% of the Percentages held by all Members entitled to vote on the matter coming before the Members.

         "Member" means each party to this Agreement and any Person who subsequently is admitted as a member of the Company in accordance with the terms of this Agreement.

         "Membership Rights" means all of the rights of a Member in the Company, including a Member's: (i) Interest; (ii) right to inspect the Company's books and records; (iii) right to participate in the management of and vote on matters coming before the Company, except as otherwise provided herein; (iv) the right to act as an agent of the Company to the extent permitted in this Agreement; and
(v) any other rights to which a Member is entitled under the Act and which are not inconsistent with the provisions of this Agreement.

         "Negative Capital Account" means a Capital Account with a balance of less than zero.

         "Net  Proceeds"  means the gross  proceeds from a Sale of Business less
(i) reasonable expenses incurred in relation to the Sale of Business and (ii) payments to creditors necessary to satisfy liabilities of the Company which are not being assumed by the counter-party to such Sale of Business by contract or by operation of law.

         "Non-Delegable Powers" has the meaning set forth in Section 5.1 hereto.

         "Non-Selling Member" has the meaning set forth in Section 6.1 hereto.

         "Notice" has the meaning set forth in Section 6.1 hereto.

         "Offer" has the meaning set forth in Section 6.1 hereto.

         "Operating  Committee"  means the  committee  established  pursuant  to
Section 5.1 of this Agreement and exercising such powers as may be set forth in this Agreement.

         "Other Activities" has the meaning set forth in Section 5.6 hereto.

         "Percentage" means, with respect to any Member for any date, the fraction obtained by dividing the amount of such Member's Capital Contributions by the amount of the aggregate Capital Contributions of all Members, all as set forth on Exhibit A hereto and as may be adjusted from time to time in accordance with this Agreement. As to an Interest Holder who is not a Member, the term "Percentage" shall refer to the percentage of the Member's Interest to which the Interest Holder has succeeded. The sum of the Percentages of all of the Members shall at all times equal one hundred percent (100%).

         "Person" means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

         "President" means Paul Murray or any other person appointed by the Operating Committee to exercise the powers of President set forth in this Agreement.

         "Purchasable Interest" has the meaning set forth in Section 6.1 hereto.

         "Purchase Price" has the meaning set forth in Section 6.1 hereto.

         "Regulation" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

         "Sale of Assets" means the sale, pursuant to a Bona Fide Offer, of substantially all of the assets of the Company to a Person(s) which is not a party to this Agreement.

         "Sale of Business" has the meaning set forth in Section 6.1 hereto.

         "Sale of Interests" means the sale, pursuant to a Bona Fide Offer , of all of the Interests in the Company to a Person(s) which is not a party to this Agreement .

         "Secretary of State" means the Secretary of State of Delaware.

         "Selling Member" has the meaning set forth in Section 6.1 hereto.

         "Tax Matters Partner" has the meaning set forth in Section 8.6 hereto.

         "Transfer" means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

         "Unpaid Contribution" has the meaning set forth in Section 3.4 hereto.

         "USE's Intellectual Property" has the meaning set forth in Section 5.6 hereto.

         "USE Notice" has the meaning set forth in Section 6.1 hereto.

         "USE Parent" means U.S. Energy Systems Inc., a Delaware corporation having its principal place of business at 515 N. Flagler Drive, Suite 702, West Palm Beach, Florida 33401, and its successors and permitted assigns.

         "USE Purchase Price" has the meaning set forth in Section 6.1 hereto.

         "USE Shares" mean the shares of Common Stock of USE Parent that were contributed by USE to the Company as its initial Capital Contribution as well as the proceeds of any stock split, stock distribution and stock dividend.

         "Voluntary Withdrawal" means a Member's disassociation with the Company by means other than by (i) a Transfer pursuant to Section 6.1 hereof or (ii) an Involuntary Withdrawal.

         "Weather  Intellectual  Property"  has the meaning set forth in Section
5.6 hereto.

                                   Article II
                           Name; Office; Purpose; Term

         2.1. Organization to which this Agreement Applies. This Agreement amends and restates a previous OPERATING AGREEMENT dated as of the 23d day of November 1998 by and between GKM II Corporation f/k/a known as Crossbridge Partners, L.L.C. and Castlebridge Partners, Inc. ("Castlebridge") as amended and restated by the AMENDED AND RESTATED OPERATING AGREEMENT dated as of the 17th day of May 2000 by and between GKM and KC (the "First Amended Agreement") , and shall be the only operating agreement in effect with respect to the Delaware Limited Liability Company known as Castlebridge Partners, LLC for which a Certificate of Formation was prepared, executed and filed with the Secretary of State on August 15, 1997.

         2.2. Name of the Company. The name of the Company is and shall be "Castlebridge Partners, LLC." The Company may do business under that name and under any other name or names which the Operating Committee selects. If the Company does business under a name other than that set forth in the Certificate of Formation, then the Company shall comply with any requirements of the Act or applicable law regarding the use of an assumed name.

         2.3. Purpose. The purposes of the Company are (i) to act as a risk consultant, (ii) subject to the approval of the Operating Committee or the Members, as the case may be, to participate as a member in an entity (the "Joint

Venture") which is a trading manager (provided that the Company shall not be required to contribute any assets other than the USE Shares to the Joint Venture) and (iii) to engage in any other lawful act or activity for which limited liability companies may be organized under the laws of the State of Delaware, in order to carry out the foregoing. The purposes of the Company may be modified subject to the approval of the Members in accordance with Section 5.5.b(vii) hereof.

         2.4. Term. The existence of the Company shall be perpetual, beginning upon the filing of the Certificate of Formation by the Secretary of State and continuing unless terminated pursuant to Article VII of this Agreement.

         2.5. Registered Office, Principal Place of Business. The registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, or at any other place within the State of Delaware that the President shall select. The principal office and principal place of business of the Company shall be located at 900 West Jackson, Suite 7E, Chicago, Illinois 60607, or at any other location that the President may select.

         2.6. Registered Agent. The name and address of the Company's registered agent in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

         2.7.   Members.   The   name,   present   mailing   address,   taxpayer
identification number and Percentage (as of the date indicated) of each Member are set forth on Exhibit A, as updated from time to time.

                                   Article III
                       Members; Capital; Capital Accounts

         3.1. Initial Capital Accounts. At the execution of this Agreement, each Member shall have as its Initial Capital Account balance the amount set forth opposite such Member's name on Exhibit A attached hereto ("Initial Capital Contributions").

         3.2.     Additional Contributions.

                  a. Notice. If at any time and from time to time, the Operating Committee determines by unanimous vote that the Company requires additional funds in excess of the then existing Capital Contributions ("Additional Contributions"), written notice shall be given to each Member of (i) the total amount of Additional Contributions required, (ii) the reason the Additional Contribution is required, (iii) each Member's proportionate share of the total Additional Contribution (determined in accordance with this Section), and (iv) the date each Member's Additional Contribution is due and payable, which date shall be no sooner than ten (10) days after the notice has been given.

                  b. Member's Share. A Member's proportionate share of the total Additional Contributions shall be equal to the product obtained by multiplying the Member's Percentage and the total Additional Contribution required.

                  c. Form of Payment. A Member's proportionate share of the Additional Contributions shall be payable in cash or by certified check, wire transferred federal funds or bank cashier's check or in such other form as the Operating Committee approves by unanimous vote.

                  d. No Additional Contributions Required. Except as set forth in this Section 3.2, no Member shall be required to make any Additional Contributions to the Company.

         3.3.     Liability

                  a. Obligations of the Company. No Member shall have any personal liability for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise solely by reason of being a Member of the Company.

                  b. Obligations of Other Members. No Member, in its capacity as a Member, shall be responsible or liable for any indebtedness or obligation of another Member.

                  c. Company Liability. The Company shall not be responsible or liable for any indebtedness or obligation of any Member.

                  d. Liability and Obligations Regarding Undisclosed Liabilities. The parties acknowledge and agree that KC invested on May 17, 2000 in a going concern. The parties further acknowledge and agree that KC did not assume or subject its capital account investment to any undisclosed liabilities and was not deemed to create any other exposures for itself including by way of example and not limitation, undisclosed liabilities and regarding tax, fee or regulatory exposures arising from the existing business or any liabilities, disclosed or undisclosed arising out of the ownership or operation of the Company=s former subsidiary Castlebridge Weather Markets, LLC ("CWM") including liabilities or obligations under that certain Separation Agreement dated as of January 7, 2000, by and among the Company, American Re Corporation and the other parties identified there (the "CWM Liabilities"). GKM, Inc. and its successors and assigns agree to defend, indemnify and hold KC and its Affiliates and their successors and assigns harmless from any undisclosed liabilities and any obligation to perform or to pay any expenses, costs, fees, damages, fines, and payments of whatsoever kind or nature that were not disclosed to KC prior to May 17, 2000 and relate to activities of the Company, its agents, employees or independent contractors prior to May 17, 2000 and any CWM Liabilities.

                  e. Liability and Obligations Regarding Undisclosed Liabilities. The parties acknowledge and agree that USE is investing in a going concern. The parties further acknowledge and agree that USE shall not assume or subject its capital account investment to any undisclosed liabilities or be deemed to create any other exposures for itself including by way of example and not limitation, undisclosed liabilities and regarding tax, fee or regulatory exposures arising from the existing business or any liabilities, disclosed or undisclosed arising out of the ownership or operation of CWM including the CWM Liabilities. GKM, Inc. and its successors and assigns agree to defend, indemnify and hold USE and its Affiliates and their successors and assigns harmless from any undisclosed liabilities and any obligation to perform or to pay any expenses, costs, fees, damages, fines, and payments of whatsoever kind or nature that were not disclosed to USE prior to the date of this Agreement and relate to activities of the Company, its agents, employees or independent contractors prior to the date of this Agreement and any CWM Liabilities.

         3.4. Failure to Make Capital Contribution. If a Member fails to pay when due all or any portion of any Additional Contribution, the Members electing to pay an Additional Contribution (each, a "Contributing Member") shall have the option to pay the entire unpaid amount of the nonpaying Member's Additional Contribution (the "Unpaid Contribution") multiplied by a fraction the numerator of which is such Contributing Member's Percentage and the denominator of which is the Percentage of all of the Contributing Members. If any Contributing Member elects not to pay its proportion of the Unpaid Contribution, then the other Contributing Member shall have the option to pay all or part of any unfunded portion of the Unfunded Contribution. The nonpaying Member's Percentage shall be reduced and the Percentage of the Contributing Members shall be increased, so that each Member's Percentage is equal to a fraction, the numerator of which is equal to the sum of such Member's Capital Contributions including the amount of all Additional Contributions and Unpaid Contributions contributed by such
Member,  and  the  denominator  of  which  is  the  sum  of  the  total  Capital
Contributions of all Members including the amount of all Additional Contributions and Unpaid Contributions contributed by the Members. Exhibit A hereto shall be amended to reflect such changes.

         3.5. No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

         3.6. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of all or any part of any Capital Contribution until the Company has been dissolved and terminated. If an Interest Holder is entitled to receive a return of a Capital Contribution, the Interest Holder shall not have the right to receive anything but cash in return of the Interest Holder's Capital Contribution except as expressly provided herein.

         3.7.     Capital Accounts.

         a. Credits and Debits. A separate Capital Account shall be maintained for each Interest Holder in accordance with the following:

                  (i) an  Interest  Holder's Capital Account shall  be  credited with the Interest Holder's Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder's distributive share of profit and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Article IV; and

                 (ii) an Interest  Holder's  Capital  Account  shall be debited with the amount of cash and the Fair Market Value of any other Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder's distributive share of loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Article IV; and

                (iii) if  any  Interest  or  portion  thereof  is  transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1 (b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

         b. Adjustments. Each Capital Account shall be properly adjusted from time to time, but not less often than the end of each accounting period, to reflect each Interest Holder's distributive share of profit or loss, distributions, additional Capital Contributions, and any other adjustments otherwise provided in this Agreement. The Members may, in their discretion, allocate profit or loss on an interim basis at the end of any accounting period based upon unaudited information. In such event, any interim allocation shall be subject to final adjustment as of the end of the full Fiscal Year, based upon audited financial statements, if available, for the Company, and the Interest Holders shall be required to repay to the Company any distributions based on any excess in the amount of the interim allocations made over the final allocations. Any such repayment must be made within 90 days of the date on which the final adjustments are determined.

         c. Negative Capital Accounts. No Interest Holder shall be obligated to restore a Negative Capital Account, but such Negative Capital Account shall be taken into consideration if any distribution of assets to Interest Holders is contemplated by the Operating Committee.

         d. Verification. At the request of any Member, the Capital Account of each Interest Holder shall be verified by the Company's independent auditors who must be certified public accountants, or if no audit of the Company's records is then being conducted, by independent auditors whose reasonable fees and expenses shall be borne by the requesting Member provided that such verification process shall not apply to the Initial Capital Accounts.


                                   Article IV
                          Allocations and Distributions

         4.1. Distributions Generally. The Operating Committee shall have the right to determine, whether, and to what extent, distributions shall be made to Interest Holders. When and to the extent the Operating Committee determines that, after providing for the Company's present and anticipated debts and obligations, capital needs, expenses and reasonable reserves for contingencies, it is appropriate and in the best interests of the Company to make distributions, such distributions, except liquidating distributions as provided for under Section 6.1.d and 6.1.e hereof, shall be made to the Members pro rata based on the Percentages of such Members as of the date of the proposed distribution.

         4.2. Distributions with Respect to Tax. To the extent not inconsistent with the interests of the Company, the Operating Committee shall cause the Company to distribute an amount of cash to each Interest Holder to enable the Interest Holders to pay federal and state income taxes arising from the Company's net taxable income allocated to the Interest Holders during a taxable year; said distribution shall be in an amount equal to the net taxable income of the Company allocated to each Interest Holder for such year multiplied by the highest marginal federal and state income tax rates for such year applicable to any Interest Holder. Notwithstanding the foregoing, in no event shall any such distribution be made until such time as the audited aggregate income of the Company allocated to the Member for all accounting periods exceeds the audited aggregate losses of the Company allocated to the Member for all accounting periods. Distributions made pursuant to this Section 4.2 shall be paid with respect to a taxable year of the Company within ninety (90) days after the end of such taxable year, or at such earlier times and in such amounts as determined in good faith by the Operating Committee to be appropriate to enable the Interest Holders to pay estimated income tax liabilities. Distributions made pursuant to Section 4.1 shall serve to discharge that portion of Company's obligations under this Section 4.2 equal to the amount of the distributions made pursuant to Section 4.1.

         4.3. Distributions in Kind. If the Operating Committee distributes any assets of the Company in kind to the Interest Holders, those assets shall be valued based on their respective Fair Market Values, and any Interest Holder entitled to any interest in those assets may receive that interest as a tenant-in-common with all other Interest Holders so entitled.

         4.4. Allocations of Profit and Losses. Allocations, except to the extent required by Section 704 of the Code and the Regulations promulgated thereunder, of items of taxable income or loss, and other items of income and deduction, shall generally be allocated among the Interest Holders pro rata based on the Percentages of such Interest Holders. The allocations under this
Article IV are intended to comply with the requirements of Section 704 of the Code and the Regulations promulgated thereunder, including, but not limited to a AQualified Income Offset@ as defined therein. The Members hereby are authorized, upon the advice of the Company's tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b) and 704
(c); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder's prior written consent.

         4.5. Distributions With Respect to Special Allocations. In the event of special allocations of recognized income or recognized gains to a Member for tax purposes, such recognized income or recognized gains shall be distributed to such Member.

         4.6. Adjustments. Notwithstanding the other provisions of this Article IV, the Operating Committee is authorized to make an adjustment in the allocations of profits or losses provided for in this Article IV if: (i) the Operating Committee by unanimous vote considers in good faith that such adjustment is necessary and equitable to correct errors in allocations caused by errors in unaudited financial information, or (ii) the Operating Committee by unanimous vote determines such adjustment or reallocation to be in the best interest of the Company. All matters concerning the allocations and other determinations provided for in this Article IV and any accounting procedures not expressly provided for in this Agreement shall be determined by the Operating Committee by unanimous vote in good faith.

                                    Article V
                     Management: Rights, Powers, and Duties

         5.1  The Operating Committee.

         a. General. Except as otherwise provided by the Act or in this Agreement, the business and affairs of the Company shall be managed by or under the direction of the Operating Committee. Other than with respect to rights and powers expressly reserved to Members under Section 5.5 of this Agreement or the Act and subject to Sections 5.2, 5.6.d and 6.1.g(iii) hereof, the Operating
Committee shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein. The Operating Committee shall, in addition to performing the duties specifically set forth in this Agreement, be exclusively responsible for making decisions out of the ordinary course of business which involve a transaction or a series of transactions involving an expenditure by, exposure to, or disposition of assets by the Company with an aggregate value of Fifty Thousand Dollars ($50,000.00) or greater (the "Non-Delegable Powers"). No later than fifteen (15) days before the close of the Company's fiscal year, the Operating Committee shall adopt by unanimous vote an annual line item budget detailing the proposed sources and uses of funds and the income and expenditures of the Company for the upcoming fiscal year. The Members acknowledge and agree that the Operating Committee shall not have authority to take any action or refrain from taking any action that will cause KC, USE or their affiliates to encounter increased regulatory burdens. The Company shall indemnify and hold harmless KC, USE, GKM and their respective Affiliates from any costs and expenses incurred by KC, USE, GKM or their Affiliates in the event that increased regulatory burdens arise directly or indirectly as a result of the activities of the Operating Committee or the Company. No individual member of the Operating Committee in such individual's capacity as an individual member of the Operating Committee shall act as or shall have the power or authority to bind the Company, except that each member of the Operating Committee of the Company is hereby designated as an "authorized person", within the meaning of the Act, to execute, deliver and file any amendments and/or restatements of the Certificate of Formation and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Any action taken by the Operating Committee, or any duly appointed and acting Officer, or as the Operating Committee shall direct in accordance with this Agreement shall constitute the act of, and shall serve to bind, the Company.

         b. Duties. The members of the Operating Committee shall be obligated to devote only as much of their time to the Company's business as shall be reasonably required in light of the Company's business and objectives. A member of the Operating Committee shall perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

         c. Composition; Removal and Vacancies. The Operating Committee shall consist of eight (8) members, three appointed by GKM, three appointed by KC, and two (2) appointed by USE. The GKM-appointed Operating Committee members initially shall be James Gosselin, Paul Murray and Ethan G. Kahn, the KC-appointed Operating Committee members initially shall be Thomas A. McCarthy, Arthur E. Chandler and James F. Meehan], and the USE appointed Operating Committee members initially shall be Goran Mornhed and Henry Schneider.

         d. Restrictions on the Operating Committee. No member of the Operating Committee shall (i) do any act in contravention of any applicable law or regulation, or provision of this Agreement; or (ii) have any interest in any property of the Company or possess Company property for other than a Company purpose it being acknowledged that, for purposes of this section only, the individual shareholders of GKM and USE Parent have an indirect, economic interest in the property of the Company.

         e. Notice. Meetings of the Operating Committee or committees thereof may be held at such places and at such times as the Operating Committee or such committee, as applicable, may from time to time determine. Any member of the Operating Committee may at any time call a meeting of the Operating Committee and any member of any committee may call a meeting of such committee. Written notice of the time, place, and purpose of any meeting shall be given to each member of the Operating Committee or committee thereof, no fewer than 10 nor more than 60 days before the date of the meeting. No notice need be given to any member of the Operating Committee (i) if a written waiver of notice, executed before or after the meeting by such member of the Operating Committee, is filed with the records of the Company, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such member of the Operating Committee. A waiver of notice need not specify the purposes of the meeting.

         f. Meetings; Electronic Communications. Members of the Operating Committee or a committee thereof may participate in a meeting of such Operating Committee or committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

         g. Quorum and Voting. The presence of at least one member of the Operating Committee appointed by GKM, one member appointed by KC and one member appointed by USE shall constitute a quorum for the transaction of business at a meeting of the Operating Committee or any committee described in Section 5.1.i hereof. Action by the Operating Committee or any committee described in Section 5.1.i hereof with respect to all employment related agreements with the Company=s senior management, option and bonus plans, and the grants of awards under such plans must be authorized by the unanimous vote of the Operating Committee or such committee and action by the Operating Committee or any committee described in Section 5.1.i hereof with respect to all other matters must be authorized by the affirmative vote of at least 90% of the members of the Operating Committee or any committee described in Section 5.1.i hereof at a duly convened meeting at which a quorum is present and in fact voting, provided, however, that members of the Operating Committee may grant proxies to other members of the Operating Committee to vote on their behalf.

         h. Action Without a Meeting. Any action which is required or permitted to be taken at any meeting of the Operating Committee or a committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the Operating Committee in office or by all of the members of such committee, as applicable. Any such written consent may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document. Actions taken pursuant to such written consents shall be effective as of the time that all of the members of the Operating Committee or committee, as applicable, shall have executed such consents.

         i. Delegation of Powers. Subject to any limitations set forth in the Act or this Agreement, the Operating Committee may delegate any of its powers to committees comprised by at least one member of the Operating Committee appointed by GKM, one member appointed by KC and one member appointed by USE or, except for the Non-Delegable Powers, to Officers of the Company who may or may not be members of the Operating Committee; provided that at least 90% of the members of the Operating Committee have consented to such delegation. Every Officer or committee shall, in the exercise of the power so delegated, comply with any restrictions that may be imposed on them by the Operating Committee.

         5.2.  Officers.

         a. General. The Operating Committee shall have the right to create and abolish offices to elect Officers of the Company, to delegate to such Officers such rights, powers and responsibilities as the Operating Committee may determine in accordance with Section 5.1.i and subject to the control of the Operating Committee, and to remove and replace such Officers. The initial Officers of the Company shall be (i) Paul Murray as President and Treasurer and
(ii) Ethan Kahn as Vice President and Secretary.

         b. Term of Office, Qualifications. Except as provided in paragraphs (c) or (d) of this Section 5.2, each Officer shall hold office until his or her removal or resignation and his or her successor shall have been chosen. Officers may designate representatives or agents to act on their behalf, such designees having the powers granted to them by the Officers. No Officer (or representative or agent of such Officer) shall have powers in excess of those granted to such Officer by the Operating Committee. Any number of offices may be held by the same Person.

         c. Resignations and Removals. Any Officer may resign his or her office at any time by delivering a written resignation to the Operating Committee. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any Officer may be removed from office with or without cause by the Operating Committee.

         d. Vacancies and Newly Created Offices. If any vacancy shall occur in any office by reason of death, resignation, removal, or other cause, or if any new office shall be created, such vacancies or newly created offices shall be filled by the Operating Committee.

         e. Conduct of Business. Subject to the provisions of this Agreement (including without limitation Sections 5.1.i, 5.2 and 5.5.b), the day-to-day operations of the Company shall be managed by its Officers with full power and authority to make all business decisions, enter into all commitments and take such other actions in connection with the business and operations of the Company as they deem appropriate. Such Officers shall perform their duties in a manner consistent with this Agreement, and with directions which may be given from time to time by the Operating Committee.

         f. President. Subject to the further directive of the Operating Committee, the President shall have general and active management of the business of the Company subject to the supervision of the Operating Committee, shall see that all orders and resolutions of the Operating Committee are carried into effect and shall have such additional powers and authority as may be specified by the provisions of this Agreement.

         g. Treasurer. The Treasurer shall have such authority and perform such duties as the Operating Committee may determine in its sole discretion in accordance with Section 5.1.i.

         h. Vice President. The Vice President shall have such authority and perform such duties as the Operating Committee may determine in its sole discretion in accordance with Section 5.1.i.

         i. The Secretary. The Secretary shall attend all meetings of the Members and the Operating Committee and record all the proceedings of such meetings and all actions taken thereat in a book to be kept for that purpose and shall perform like duties for any committee of the Operating Committee when required. The Secretary shall give, or cause to be given, notice of all meetings of the Operating Committee, and shall perform such other duties as may be prescribed by the Operating Committee, under whose supervision the Secretary shall be, in accordance with Section 5.1.i.

         j. The Assistant Secretary. The Assistant Secretary, if one shall be appointed by the Operating Committee, shall, in the absence of the Secretary or in the event of the Secretary's inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Operating Committee may from time to time determine in its sole discretion, in accordance with Section 5.1.i.

         k. Other Officers. The Operating Committee may from time to time in accordance with Section 5.1 (i) appoint such other subordinate Officers or agents as it may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Operating Committee may determine in its sole discretion in accordance with such Section, and (ii) delegate to one or more Officers or agents the power to appoint any such subordinate Officers or agents and prescribe their respective rights, terms of office, authorities and duties.


         5.3 Authority. All decisions of the President, the Operating Committee or any Member as provided for in this Agreement, shall be binding upon the

Company, the Operating Committee and each Member; provided, however, that neither the President nor any other Person, individually, may undertake or cause the Company to incur indebtedness or otherwise enter into any transaction or series of transactions involving an expenditure by, exposure to, or disposition of assets by the Company with an aggregate value of Fifty Thousand Dollars
($50,000.00) or greater or which would cause the Company to exceed the limitations and amounts set forth in the annual budget adopted by the Operating Committee without the prior express written approval of the Operating Committee.

         5.4 Exceeding Authority. Any Person who takes any action or attempts to bind the Company in violation of this Agreement shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to such loss or expense.

         5.5      Meetings of Members; Voting Rights.

         a. Meetings. A meeting of the Members, or the individual representatives thereof, may be called at any time by any Member or Members. Meetings of Members shall be held at the Company's principal place of business or at any other reasonable place designated by the Member(s) calling the meeting. In the alternative, meetings may be held by conference telephone, provided that each of the Members, or the individual representatives thereof, can hear the others. Not less than ten (10) nor more than ninety (90) days before any such meeting, the Member(s) calling the meeting shall give written notice stating the time, place and purpose of the meeting to each Member entitled to vote at the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of the Members' meetings, or the Member's designated representative is present at the meeting in person or by proxy. At a meeting of Members, the presence in person or by proxy of Members holding at least ninety percent (90%) of the Percentages then held by Members shall constitute a quorum, and subject to Sections 5.6.d and 6.1.g(iii) the affirmative vote of the Members holding at least ninety percent (90%) of the Percentages then held by Members shall be required to approve any matter coming before the Members. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the unanimous consent of Members.

         b. Voting Rights; Matters to be Decided by the Members. Subject to Sections 5.6.d and 6.1.g(iii) all Members shall be entitled to vote on any matter submitted to a vote of the Members. The only matters to be submitted to the Members shall be matters expressly required to be submitted to the Members pursuant to this Agreement or the provisions of the Act. All other matters shall be determined by the Operating Committee or as the Operating Committee shall delegate in accordance with this Agreement or as otherwise provided in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Operating Committee shall not take any of the following actions on behalf of the Company without the approval of the Members in accordance with
Section 5.5.a hereof:

                  (i) Incurring, assuming or becoming liable with respect to Indebtedness in excess of $100,000.00 in the aggregate outstanding at any time.

                  (ii) Entering into, modifying or waiving any rights with respect to a transaction or agreement between the Company, on the one hand, and a Member, a member of the Operating Committee, Officer or any of their Affiliates, on the other hand, except (1) any agreement with any Member, a member of the Operating Committee, Officer or any of their Affiliates which individually imposes a cost to the Company of less than $25,000 per annum, (2) any Employment Agreement in effect as of the date hereof and which has been listed on a schedule to the subscription agreement dated as of the date hereof by the parties hereto (the "Subscription Agreement") and (3) any services agreement in effect as of the date hereof between the Company and an Affiliate of KC or which is contemplated by the Subscription Agreement or the schedules thereto.

                  (iii) Selling or otherwise disposing of assets of the Company with a value in excess of 25% of the aggregate value of all of the assets of the Company, at the time of such sale or disposition, or engaging in any merger, consolidation or recapitalization of the Company.

                  (iv)     Making any amendments to this Agreement.

                  (v)      Issuances of Interests to Persons.

                  (vi) Effectuating an initial public offering of the Company.

                  (vii) Engaging in any business other than that set forth in Section 2.3 hereof.

                  (viii)   Causing the dissolution,  liquidation, termination or
                           voluntary   bankruptcy  of  the  Company   except  as
                           provided in Sections 6.1, 7.1, 7.2 and 7.3 hereof.

                  (ix)     Granting,   awarding  or  issuing  any  Interests  or
                           options thereon to any employee or consultant;

                  (x) Making capital expenditures in excess of $100,000 in any Fiscal Year.

                  (xi)     Changing the Company's independent auditors.

                  (xii) Voluntarily leasing, encumbering, pledging or granting any security interest or incurring any lien with respect to any of the Company's assets other than in connection with indebtedness permitted hereunder.

                  (xiii) Redeeming any Member's Interest (except as set forth in Section 6.1.g).

                  (xiv) Paying dividends or making distributions on any Interest other than as expressly provided in and in compliance with Article IV hereof.

                  (xv)     Entering into any agreement which expressly prohibits
                           or  limits   the   Company's   ability  to  make  any
                           distributions provided by Article IV hereof.

                  (xvi)    Sale of Business pursuant to 6.1.c

                  (xvii)   Agreeing to do any of the foregoing.


         5.6.     Duties of Parties.

         a. Performance of Members. Each Member shall devote such time to the business and affairs of the Company as in its judgment is reasonably required, and no Member shall be obligated to do or perform any act or thing in connection with the business of the Company except as set forth herein.

         b. Competition. Nothing in this Agreement shall be deemed to restrict the rights of KC or USE or any Affiliate of KC or USE to conduct a business or activity that competes with the Company's business (AOther Activities@), and none of KC, USE and any Affiliate of KC and USE shall be accountable to the Company or to any other Member with respect to Other Activities. GKM shall and shall use its best efforts to cause its Affiliates (other than the Company) to not conduct any business or activity that competes with the Company's business. The organization of the Company shall be without prejudice to the respective rights of KC and USE and their Affiliates to maintain, expand or diversify Other Activities and to receive and enjoy profits or compensation therefrom. No Member shall have any right to share or participate in the Other Activities of any other Member or Affiliate of a Member, and the Members shall not take any action that is inconsistent with the foregoing.

         c. Confidentiality. Each Member agrees that all intellectual property developed by the Company, trade secrets, confidential and proprietary information pertaining to the business activities of the Company shall be confidential information ("Confidential Information"); provided, however Confidential Information shall not include any analytical models and data, computer software, marketing plans, documentation and contact lists related to weather related swap and derivative transactions, if any, developed by the Company or its former subsidiary, CWM, through and including March 31, 2000 (the "Weather Intellectual Property"). All Confidential Information shall be conveyed in writing or other tangible form and shall be clearly marked with a "confidential" legend. Confidential Information conveyed orally shall be designated as Confidential Information at the time of oral conveyance and thereafter reduced to an above described writing as soon as practicable. Notwithstanding anything to the contrary in this Agreement and in addition to the rights of the Company to Confidential Information of the Company, the Members shall own the Confidential Information of the Company jointly and severally and may use such Confidential Information for their own purposes, unless KC or USE shall request that any proposed intellectual property development be undertaken as consulting work for KC or USE.

                  If KC shall request that any proposed intellectual property development be undertaken as consulting work for KC said intellectual property shall be the exclusive property of KC ("KC's Intellectual Property") and to the extent KC's Intellectual Property is used by the Company, it shall be deemed to be licensed to the Company by KC and said license may be terminated by KC at any time for any reason or no reason. Notwithstanding the license to use KC's Intellectual Property, if any, granted to the Company, the Members of the Company, their agents, employees and contractors shall not use for any purpose or disclose to any one for any purpose KC's Intellectual Property. If USE shall request that any proposed intellectual property development be undertaken as consulting work for USE said intellectual property shall be the exclusive property of USE (USE's Intellectual Property) and to the extent USE's Intellectual Property is used by the Company, it shall be deemed to be licensed to the Company by USE and said license may be terminated by USE at any time for any reason or no reason. Notwithstanding the license to use USE's Intellectual Property, if any, granted to the Company, the Members of the Company, their agents, employees and contractors shall not use for any purpose or disclose to any one for any purpose USE's Intellectual Property. Notwithstanding anything in this paragraph to the contrary, if each KC and USE shall request that proposed intellectual property development be undertaken as consulting work for them which would cause there to be any intellectual property which would be both KC's Intellectual Property and USE's Intellectual Property, then, unless KC and USE can reach an agreement concerning the ownership of such intellectual property, such intellectual property shall remain the Company's Confidential Information (and shall be neither KC's Intellectual Property nor USE's Intellectual Property) subject to the terms of this Agreement and the laws of dissolution.


         Upon a dissolution or other disposition of a Member's Interest, the then existing Confidential Information of the Company shall remain the property of the former Member or Members, KC's Intellectual Property shall remain the exclusive property of KC and the license to use KC's Intellectual Property, if any, granted to the Company shall be terminated if the departing Member is KC and USE's Intellectual Property shall remain the exclusive property of USE and the license to use USE's Intellectual Property, if any, granted to the Company shall be terminated if the departing Member is USE. Notwithstanding anything in this Agreement to the contrary, neither the Company, USE nor KC shall have rights regarding, or interest in, the Weather Intellectual Property.

         d.  Business  Dealings  with  Members.   Each  Member  understands  and
acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and their Affiliates (and for purpose of this sentence, Paul Murray, James Gosselin and Ethan Kahn are deemed to be affiliates of GKM). Any such dealings and undertakings shall be made in arm's length transactions on commercially reasonable terms and pursuant to conditions fully disclosed to and approved by all of the disinterested Members in the Members' discretion; provided, however, that in any vote with respect to the Transfer of the USE Shares, USE shall be eligible to vote.

         e. Consulting Services. The parties acknowledge and agree that the Company shall from time to time continue to perform consulting services for either (i) KC or its Affiliates or (ii) USE or its Affiliates regarding matters that the parties shall designate in a separate consulting agreement. The provision of such services shall not operate as an offset or reduction of any party's Capital Account in any manner. All such consulting services shall be subject to such proprietary and confidentiality agreements as the parties shall designate in writing. The parties further acknowledge and agree that the provision of said consulting services and the proprietary protection and confidentiality of the work product therefrom collectively constituted material inducements to KC for entering into the First Amended Agreement and constitute material inducements to USE for entering into this Agreement.

         5.7. No Liability for Acts. Neither the Members, nor their Affiliates, shall be liable, responsible, or accountable, in damages or otherwise, to any other Member or to the Company for any act performed, or failure to act, by the Member or Affiliate within the scope of the authority conferred on such Person by this Agreement, unless such act or omission constitutes fraud, gross negligence, or an intentional breach of this Agreement.

         5.8.     Indemnification.

         a. Scope. The Company shall completely indemnify, defend and hold harmless each Member and its Affiliates, agents, employees, successors and assigns (herein individually the "Indemnified Party" or collectively the "Indemnified Parties") from and against any loss, expense, damage or injury suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions arising out of its activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, that such indemnification shall not include indemnity for acts, omissions or alleged acts or omissions constituting fraud, gross negligence or an intentional breach of this Agreement by such Indemnified Party. Any such indemnification shall only be from the assets of the Company.

         b. Advances. To the extent permitted by law, any Indemnified Party shall be entitled to receive, upon application therefor, advances to cover the costs of defending any claim or action against it relating to its acts or omissions as a Member or otherwise relating to the Company; provided however, that such advances shall be repaid to the Company, with interest, if such Indemnified Party is found by a court of competent jurisdiction upon entry of a final judgment to have violated any of the standards set forth in Section 5.8.a which standards would preclude indemnification hereunder.

         c. Selection of Counsel. In the event that a Member shall deem it in its best interest to retain outside counsel for any matter covered by this Agreement, that Member alone shall select appropriate counsel to represent it provided, however, that that Member shall make the decision to retain and shall retain any such outside counsel in accordance with and on terms that are consistent with its own internal practices.

         d. Survival of Rights. All rights of each Indemnified Parties to indemnification under this Section 5.8 shall survive the dissolution of the Company and the death, withdrawal, removal, incompetency, dissolution, liquidation or insolvency of such Indemnified Party or any such other Person, and shall inure to the benefit of their heirs, personal representatives, successors and assigns.

         e.  Severability.  In the  event  that  any of the  provisions  of this
Section 5.8 shall be deemed unenforceable to any extent by a court of competent jurisdiction, such unenforceable provision shall be modified or stricken so as to give effect to this Section to provide indemnification to the fullest extent possible, consistent with the general intent of this Section 5.8.

         5.9.     Officers and Employees.

         The Members shall have the right to recommend that the Company appoint or employ officers and employees who shall have rights and duties as determined by the Operating Committee.


                                   Article VI
        Transfer of Interests, Sale of Assets, and Withdrawals of Members

         6.1.     Transfers -

         a . Prohibition - Consent of Members. Except as set forth in Section 6.1.g hereof, a Member may not Transfer all or any portion of its Interest without the prior express written consent of all of the Members, which consent may be given or withheld in each Member's sole discretion; provided, however, that (i) a Member may Transfer all or any portion of its Interests to an entity which was an Affiliate of such Member before such transfer and remains an Affiliate of such Member after such Transfer and the conditions set forth in
Section 6.1.b are satisfied and (ii) USE or KC may Transfer all of its Interests to an entity (or an entity which, directly or indirectly, owns all of the stock or interests of such entity, or an entity which is a wholly-owned subsidiary of such entity), which is acquiring substantially all of the assets of USE or KC, as applicable, and the conditions set forth in Section 6.1.b are satisfied and if the Company approves such Transfer, which approval shall not be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, any action or inaction that dilutes or otherwise reduces a Member's Interest, including, by way of example and not limitation, the admission of a new or substitute Member or new or substitute Members to the Company, shall be considered a transfer of a portion of a Member's Interest as aforesaid and shall require the prior express written consent of all of the Members, which consent may be withheld by any Member for any reason or no reason. Except as set forth in Section 6.1.g hereof, unless the conditions set forth in this Section 6.1.a and Section 6.1.b below have been satisfied, the transferee of the Interest shall not have the right to:
(i) become a Member or (ii) exercise any Membership Rights. If a Transfer of all or any portion of a Member's Interest is permitted as aforesaid, the transferee shall become a Member and shall succeed to all Membership Rights of the Member who Transfers such Interest.

         b. Conditions of Transfer. Except as otherwise provided in Section 6.3 below, no Person may Transfer all or any portion of or any interest or rights in the Person's Membership Rights or Interest, unless the following conditions ("Conditions of Transfer") are satisfied:

                  (i) The Transfer does not require registration of Interests or Membership Rights under any federal or state securities laws;
                  (ii) The transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement;
                  (iii) The Transfer will not result in material adverse tax consequences resulting from the termination of the Company pursuant to Code
Section 708;
                  (iv) The Transfer will not result in the Company's being subject to the registration and reporting requirements of the Investment Company Act of 1940, as amended;
                  (v) The transferor or the transferee delivers to the Company the transferee's taxpayer identification number and initial tax basis in the Transferred Interest;
                  (vi) The transferee is not a regulated public electric utility company; and
                  (vii) The Transfer will not result in the Company or any Member being subject to any additional material regulatory burdens.
                  (viii) The transferee is not an insurer or reinsurer or an affiliate of an insurer or reinsurer.

If the Conditions of Transfer are satisfied, then a Member may Transfer all or any portion of that Member's Interest subject to Section 6.1.g thereof.

         c. Sale of Assets and Sale of Interests: Take-Alone Obligation. Subject to Section 6.1.h hereof, the Members, may, at any time, approve a Sale of Assets or a Sale of Interests (a "Sale of Business"); provided, however, that such Sale of Assets or Sale of Interests shall be approved by at least 90% of the Percentages. If the Members shall approve a Sale of Interests, each Member shall be required to sell all of their Interests in the Company to the third-party purchaser on the same terms and conditions and at the same price per unit of Interest as each other Member, except as provided in Section 6.1.d below. All such Transfers of Interests shall take place simultaneously.

         d. Proceeds of Sale of Assets or Sale of Business. If a Sale of Business occurs, each member shall be entitled to receive an amount equal to the product of (i) the Member's Percentage and (ii) Net Proceeds realized from such Sale of Business.provided, however if definitive documentation is fully executed or a closing occurs (whichever comes first) respecting a Sale of Business within five years from the date of this Agreement and if USE does not vote in favor of such Sale of Business, then the Net Proceeds of such Sale of Business will be distributed to the Members as follows:

                  (i) If definitive documentation is fully executed or a closing occurs (whichever comes first) respecting a Sale of Business within one year from the date of this Agreement, then the Net Proceeds of such Sale of Business will be distributed 3% to GKM, 29% to KC and 68% to USE until $5,150,000.00 of Net Proceeds from such a Sale of Business has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

                  (ii)If  definitive   documentation  is  fully  executed  or  a
                      closing occurs (whichever comes first) respecting a Sale of Business at least one year after the date of this

                      Agreement and less than two years from the date of this Agreement, then the Net Proceeds of such Sale of Business will be distributed 10% to GKM, 30% to KC and 60% to USE until $5,150,000.00 of Net Proceeds from such Sale of Business has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

                  (iii) If  definitive  documentation  is  fully  executed  or a closing occurs (whichever comes first) respecting a Sale of Business at least two years after the date of this Agreement and less than three years from the date of this Agreement, then the Net Proceeds of such Sale of Business will be distributed 16% to GKM, 32% to KC and 52% to USE until $5,150,000.00 of Net Proceeds from such Sale of Business has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

                  (iv)If  definitive   documentation  is  fully  executed  or  a
                      closing occurs (whichever comes first) respecting Sale of Business at least three years after the date of this Agreement and less than four years from the date of this Agreement, then the Net Proceeds of such Sale of Business will be distributed 24% to GKM, 34% to KC and 42% to USE until $5,150,000.00 of Net Proceeds from such Sale of Business has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

                  (v) If definitive documentation is fully executed or a closing occurs (whichever comes first) respecting a Sale of Business at least four years after the date of this Agreement and less than five years from the date of this Agreement, then the Net Proceeds of such Sale of Business will be distributed 31% to GKM, 35.5% to KC and 33.5% to USE until $5,150,000.00 of Net Proceeds from such a Sale of Business has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

provided, however, that unless USE consents to a sale of all or part of the USE Shares necessary to fund the distributions provided for in clauses (i) to (v), the Company may satisfy its obligation to make distributions pursuant to clauses
(i) to (v) by transferring the USE Shares, which shall be valued for purposes of this transfer at the greater of (i) $6.00 per share, subject to adjustment for stock splits, dividends and similar events, and (ii) the Fair Market Value of the USE Shares as of the date of transfer (the "USE Share Fair Market Value").

         e. Liquidation Arbitration. Notwithstanding anything to the contrary contained in this Agreement, KC, USE or GKM (each, an "Initial Member") shall have the option to demand, require and specifically enforce the obligation to:
(1) have all other Members pay it for the Fair Market Value of its Interest;  or
(2) dissolve the Company. The Initial Members each covenant and agree that none of them shall exercise this option unless it determines in good faith that a material change in circumstances has occurred that the Initial Member believes is materially detrimental to the interests of its investment or to the interests of its Affiliates. Upon notice from of an Initial Member that it has triggered its rights under this paragraph (a "Triggering Notice"), the Members shall, within ten (10) business days, seek to agree on the appropriate compensation or distribution to be paid to the moving Initial Member. Absent an agreement within ten business (10) days, unless extended by the consent of all of the Members, on the appropriate compensation or distribution to be paid to the moving Initial Member, an Initial Member that elects to exercise its option under this paragraph 6.1.e., shall have the right to have the amount of money or property to be transferred and paid or distributed to the moving Initial Member determined, on a non-binding basis, by a mediator in conjunction with all other Members. If non-binding mediation fails, the Company shall be dissolved and the amount of money or property to be distributed to the Members shall be determined by an arbitration, which arbitration shall be binding provided that the arbitrator=s determinations regarding distributions shall be consistent with the terms of Articles 4 and 6 hereof, to divide or sell the assets and liquidate the Company or sell all of the Interests in a manner to maximize the pro rata value paid to each Member in accordance with their Interests and their Capital Accounts (the "Liquidation Arbitration") provided, however, that notwithstanding anything to the contrary in this Agreement if (A) an Initial Member other than USE sends a Trigger Notice within five years from the date of this Agreement and
(B) it is subsequently determined to liquidate the Company or sell all of the Interests of the Company, then the Net Proceeds of any liquidation or sale of Interests will be distributed to the Members as follows:

                  (i) If a Trigger  Notice is sent within one year from the date of this Agreement, then the Net Proceeds of any sale of assets of the Company or of Interests will be distributed 3% to GKM, 29% to KC and 68% to USE until $5,150,000.00 of Net Proceeds from such liquidation or sale of Interests has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

                  (ii)If a Trigger  Notice  is sent at least one year  after the date of this Agreement and less than two years from the date of this Agreement, then the Net Proceeds of any sale of assets of the Company or of Interests will be distributed 10% to GKM, 30% to KC and 60% to USE until $5,150,000.00 of Net Proceeds from such liquidation or sale of Interests has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

                  (iii) If a Trigger Notice is sent at least two years after the date of this Agreement and less than three years from the date of this Agreement, then the Net Proceeds of any sale of assets of the Company or of Interests will be distributed 16% to GKM, 32% to KC and 52% to USE until $5,150,000.00 of Net Proceeds from such liquidation or sale of Interests has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

                  (iv)If a Trigger  Notice is sent at least  three  years  after the date of this Agreement and less than four years from the date of this Agreement, then the Net Proceeds of any sale of assets of the Company or of Interests will be distributed 24% to GKM, 34% to KC and 42% to USE until $5,150,000.00 of Net Proceeds from such liquidation or sale of Interests has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

                  (v) If a Trigger  Notice is sent at least four years after the date of this Agreement and less than five years from the date of this Agreement, then the Net Proceeds of any sale of assets of the Company or of Interests will be distributed 31% to GKM, 35.5% to KC and 33.5% to USE until $5,150,000.00 of Net Proceeds from such liquidation or sale of Interests has been distributed to Members in the aggregate; and thereafter pro rata based on the Percentages of each Member;

Provided, however, that unless USE consents to a sale of all or part of the USE shares necessary to fund the distributions provided for in clauses (i) to (v) the Company may satisfy its obligation to make distributions pursuant to clauses
(i) to (v) by transferring the USE Shares, which shall be valued for purposes of this transfer at the greater of (i) $6.00 per share, subject to adjustment for stock splits, dividends and similar events, and (ii) the Fair Market Value the USE Shares as of the date of transfer (the "USE Share Fair Market Value").


         The Liquidation Arbitration shall be conducted by a three member arbitration panel according to the rules of the American Arbitration Association applicable in the State of Delaware and the affairs of the Company shall be wound up in accordance with the Arbitration decision and Sections 7.2 and 7.3 of this Agreement. For purposes of this Section 6.1.e, mediation shall be deemed to have failed if the Members have not made and consummated an agreement regarding the amount and method of transfer within ninety (90) days of the first notice that a Member seeks mediation in accordance with this Article 6.1.e, unless extended by the consent of all of the Members.

         f. Transfers in Violation of Agreement. Each Member hereby acknowledges the reasonableness of the provisions contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. Any Person to whom Membership Rights are attempted to be transferred in violation of this
Section 6.1 shall be an Interest Holder only and shall not be a Member and shall not have Membership Rights, including but not limited to, the rights to vote on matters coming before the Members, to participate in the management of the Company, to act as an agent of the Company (to the maximum extent permitted by law) or to receive distributions from the Company or any other rights in or with respect to the Interest.


         g. Right of First Refusal. If KC or USE desires to sell all or part of its Interest it shall in the first instance, attempt to comply with the requirements of Section 6.1.a. If, after attempting to comply with the provisions of Section 6.1.a. and not obtaining any consent or approval required by 6.1.a., KC or USE determines to sell all or part of its Interest other than pursuant to the provisions set forth in the first sentence by Section 6.1.a, (the "Selling Member"), it must offer in writing such part of its Interest to the Company and the other Members (the "Non-Selling Members"), as follows:

                  (i) Such offer for sale (the  "Offer")  shall be  addressed by the Selling Member to the Company and the Non-Selling Members at their addresses listed in this Agreement (or to such other address that they shall designate in writing in accordance with Section 10.2 hereof). Such Offer shall formally notify (the "Notice") the Company and the Non-Selling Members of the Selling Member's willingness to sell or otherwise dispose of all or any part of its Interest (the "Purchasable Interest") free and clear of all liens, for an all cash purchase price stated in the Notice (the "Purchase Price").

                  (ii)The Company and the Non-Selling  Members shall have, for a period of seventy-five (75) days after the receipt of the Notice, the right to acquire the Purchasable Interest offered for the Purchase Price, under the terms set forth in Section 6.1.g(vii) below. As between the Company and the Non-Selling Members, the Company shall have the primary right to purchase the Purchasable Interest.

                  (iii) The Company,  acting at a special  meeting of all of its
                      Non-Selling Members, within twenty (20) days after the receipt of the Notice, shall determine by vote of 90% of the Percentages of the Non-Selling Members whether it wishes to purchase the Purchasable Interest being offered. If the Company elects to purchase the Purchasable Interest being offered, it shall notify the Selling Member and the Non-Selling Members, which notice shall specify a date for the closing in accordance with the terms of Section 6.1.g(vii) below. If the Company does not elect to purchase the Purchasable Interest being offered, it shall immediately so notify all Members.

                  (iv)Within ten (10) days after the  receipt of notice from the
                      Company that the Company does not wish to purchase the Purchasable Interest, each Non-Selling Member shall notify the Selling Member, the other Non-Selling Members and the Company in writing of its desire to purchase the
                      Purchasable Interest being offered for the specified Purchase Price. Each Non-Selling Member shall have the right to purchase a pro-rata portion of the Purchasable Interest, based on the Percentage held by such Non-Selling Member relative to the aggregate Percentages of all Non-Selling Member who are interested in purchasing the Purchasable Interest provided that if (i) a Non-Selling Member voted against the purchase of the Purchasable Interest of the Company and (ii) the Company otherwise had the capacity and the financial ability (without additional capital or debt infusions) to purchase the Purchasable Interest, then such Non-Selling Member shall not be permitted to purchase any portion of such Purchasable Interest without the consent of each Non-Selling Member who voted in favor of the purchase of the Purchasable Interest by the Company. If any Non-Selling Member elects not to purchase its pro rata portion of the Purchasable Interest it shall within ten (10) days so notify the
                      Company,  the  Selling  Member  and the other  Non-Selling
                      Members. Each Non-Selling Members who had elected to purchase its pro rata portion of the Purchasable Interest shall have the right to purchase a portion of the pro rata portions of the Purchasable Interest which other Non-Selling Members elected not to purchase on a pro-rata basis, based on the Percentage held by such Non-Selling Member relative to the aggregate Percentage of all Non-Selling Members who elected to purchase, until it is finally determined whether the Purchasable Interest shall be purchased in its entirety by the Non-Selling Members.

                  (v) If the Company or the Non-Selling  Members have elected to purchase all of the Purchasable Interest being offered in accordance with paragraph (iv) above, the Company shall so advise the Selling Member as promptly as practicable but in any event no later than within sixty (60) days after the receipt of the Notice. Thereafter, a closing shall take place in accordance with Section 6.1.g(vii) of this Agreement.

                  (vi)If the Company and the  Non-Selling  Members shall fail to exercise the right herein granted to purchase all of the Purchasable Interest being offered in accordance with the procedures set forth in this Section 6.1.g, the Selling Member shall have the right for a period of 90 days thereafter to sell the Purchasable Interest as was being offered to the Company and the Non-Selling Members to any Person for an all cash price not less than the Purchase Price so long as all of the conditions set forth in
                      Section 6.1.b are satisfied.

                  (vii) Payment by the  Company or the  Non-Selling  Members for
                      the sale by a Selling Member under this Section 6.1.g shall be made in the manner set forth in the Offer and in accordance with the following provisions:

                           (A) The closing shall take place at the office of the
Company within 75 days of the Notice.

                           (B) At the closing, the Selling Member shall transfer
to the Transferee(s), the Purchasable Interest being sold, free and clear of all encumbrances. Upon such transfer, the Transferee(s), subject to the terms and conditions hereof, shall deliver to the Selling Member a certified or bank cashier's check or wire transfer for the Purchase Price.

                           (C) If the  Selling  Member  shall fail to attend the
closing or to tender the transfer of the Purchasable Interest, the closing shall go forward in its absence. In such event, written notice of the closing shall be given by the Transferee to the Selling Member, and the notice shall further inform the Selling Member that the check in payment for the Purchasable Interest being sold will be held by the Transferee pending the execution and
delivery of  appropriate transfer   documentation  by such Selling  Member. The
Selling Member shall not be entitled to any interest on any amount so held by the Transferee.

                           (D) All  indebtedness,  including  accrued and unpaid
interest, if any, owed by a Selling Member to the Company (the "Selling Member Indebtedness") shall become due and payable immediately at the time such Person transfers or has transferred at least fifty percent of such Member's initial Percentage on a cumulative basis. No transfer shall be effective unless the Selling Member Indebtedness has been satisfied.

                  h.    USE Shares

(i) The Company agrees that any Transfer or other disposition of the USE Shares will comply with all applicable federal and state securities laws.

(ii) The Company will not Transfer or dispose of or grant a security interest with respect to the USE Shares without the prior approval of the Company's Operating Committee provided that that the transfer of the USE Shares to the Joint Venture shall be conditioned on the Joint Venture agreeing to be bound by the terms of this Section 6.1.h as if it were a party hereto.

(iii) If the Company wishes to Transfer or dispose of any or all of the USE Shares during the period commencing on the date hereof and ending on the fifth anniversary date of this Agreement (other than (i) to the Joint Venture or (ii) pursuant to a hypothecation or pledge as part of a bona fide arms length loan (in which there is no sale or assignment of the USE Shares) and in which the lender agrees to be bound by the terms of this Section 6.1.h (iii) as if it were a party hereto for a period ending no sooner than the earlier of the termination of the hypothecation or pledge or the fifth anniversary of the date hereof) it will first offer such USE Shares to USE in a written notice (the AUSE Notice@) which sets forth the terms whereby a third party proposes to acquire such USE Shares, including the purchase price (the "USE
         Purchase Price"). USE shall have, for a period of thirty (30) days after the receipt of the USE Notice, the right to acquire such USE Shares for the USE Purchase Price (provided, however, that if the USE Purchase Price is not entirely cash, USE shall be entitled to pay the Fair Market Value in cash at the time USE accepts the offer of the USE Purchase Price). If USE elects to purchase all of such USE Shares, USE shall so advise the Company as promptly as practicable but in any event no later than within thirty (30) days after the receipt of the USE Notice The closing shall take place within 30 days after receipt of the USE Notice. If USE shall fail to exercise the right herein granted to purchase all of such USE Shares in accordance with the procedures set forth in this Section, the Company shall have the right for a period of 90 days thereafter dispose of such USE Shares in accordance with the terms set forth in the USE Notice subject to all applicable federal and state securities laws. The provisions of this subparagraph (iii) shall remain in effect after USE ceases being a Member of the Company except that the 90 day limitation in the immediately preceding sentence shall not apply after USE ceases being a Member of the Company.

(iv)     Notwithstanding  anything to the contrary herein but subject to Section
         4.1 hereof, any proceeds from the sale of USE Shares by the Company pursuant to the Registration Statement (as defined in Section 4.3 of the Subscription Agreement) shall be retained by the Company for a period of one year from their receipt unless the Members unanimously approve an earlier distribution of such proceeds; except that the Company shall be authorized to distribute to Members such portion of the proceeds from such sale of USE Shares necessary to permit the Company to comply with Sections 4.2 and 4.5 hereof.

        6.2. Voluntary Withdrawal. No Member shall have the right or power to voluntarily withdraw from the Company, and any Member who shall voluntarily withdraw shall be in intentional breach of this Agreement. In addition to other remedies for breach available to the Company in equity or at law, any Member who shall voluntarily withdraw shall forfeit its entire Interest as determined as of the date of Voluntary Withdrawal.

        6.3. Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the withdrawn Member shall thereupon be treated as an Interest Holder and shall not be a Member. If the Company is continued as provided in Section 7.1.b, such successor shall have all the rights of an assignee of an interest under the Act, including rights to distributions under Article IV and Article VII, but no other Membership Rights. Neither the predecessor nor the successor shall be entitled, as of the date of the Member's Involuntary Withdrawal from the Company, to liquidate the subject Interest or otherwise receive any specific consideration therefor.


                                   Article VII
            Dissolution, Liquidation, and Termination of the Company

        7.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

         a.       upon the unanimous written agreement of all of the Members;

         b.       upon the  occurrence  of an  Involuntary  Withdrawal,  unless, within ninety (90) days after the occurrence of the Involuntary Withdrawal the remaining Members holding a Majority-in-Interest elect to continue the business of the Company pursuant to the terms of this Agreement; or

         c. upon the facts and circumstances set forth in Section 6.1.e. of this Agreement

         7.2. Procedure for Winding Up and Dissolution. If the Company is dissolved, the President (unless another Person is appointed by the Members to fulfill this function) shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, (i) first, to creditors of the Company, including Members who are creditors, in satisfaction of the liabilities of the Company, (ii) then, subject to Sections 6.1(d) and 6.1(e), to Members in proportion to the Members' Capital Accounts until such Capital Accounts are reduced to zero, and (iii) then to the Members pro rata based on the Percentages of such Members as of the last day of the month immediately preceding the month in which such distribution is made.

        7.3 Filing of Articles of Cancellation. If the Company is dissolved, the President shall promptly file Articles of Cancellation with the Secretary of State. If there is no President, the Articles of Cancellation shall be filed by the remaining Members; if there are no remaining Members, the Articles of Cancellation shall be filed by the last Person to be a Member. If there are neither remaining Members nor a Person who last was a Member, the Articles of Cancellation shall be filed by the legal or personal representatives of the Person who last was a Member.

                                  Article VIII
                  Books, Records, Accounting, and Tax Elections

         8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company's name. The President shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

         8.2.     Books and Records.

         a. Contents. The President shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Certificate of Formation and Operating Agreement and all amendments to the Certificate of Formation and Operating Agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company's federal, state and local tax returns.

         b. Maintenance and Availability. The books and records shall be maintained in accordance with, and for such length of time as is required by, generally accepted accounting principles and applicable state and federal tax laws and regulations, and such books and records shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

         c. Costs and Expenses. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

        8.3 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be determined by the President, subject to the requirements and limitations of the Code and initially shall be the Fiscal Year.

                  8.4. Reports. Within thirty (30) days after the annual reports of all joint ventures of which the Company is a venturer (the "Annual Reports") have become available to the Company, the President, shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within thirty (30) days after the Annual Reports become available to the Company, the President, shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year. The Company shall prepare audited annual financial statements, which audited annual financial statements shall be prepared in accordance with generally accepted accounting principles and will comply with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission, and unaudited quarterly financial statements which shall be prepared in accordance with generally accepted accounting principles. Each such audited or unaudited financial statement shall be prepared and distributed to each Person who was a Member at any time during such the period covered by such statement so that each such Person can file all reports to the Securities Exchange Commission on a timely basis. The Company shall take all actions necessary to cause all Annual Reports to be issued in a manner to ensure the Company's compliance with the preceding two sentences.

        8.5. Title to Company Property. All real and personal property acquired by the Company shall be acquired and held by the Company in its name.

        8.6. Tax Matters  Member.  The Members  shall appoint a Member to be the
Company's "tax matters member" ("Tax Matters Member") and, as such, the appointed Member shall have all powers and responsibilities provided in Code
Section 6221, et seq. or such other provisions as may become applicable to limited liability companies. The Tax Matters Member shall initially be GKM. The Tax Matters Member shall keep all Members informed of all notices from government taxing authorities that may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable out of pocket third-party costs incurred by such Tax Matters Member in performing those duties. Each Member shall be responsible for any costs incurred by such Member with respect to any tax audit or tax-related administrative or judicial proceeding against such Member, even though it relates to the Company. The Tax Matters Member may not compromise or settle any dispute with the Internal Revenue Service without the approval of the Members.



                                   Article IX
                        Amendment Of Operating Agreement

        9.1. Approval of Amendments. Except as otherwise required by law, all provisions of this Operating Agreement may be amended upon the approval of the Members; provided, however, that any amendment which adversely affects any Member's rights or obligations under this Agreement, including without limitation any amendments to the provisions of Articles III, IV, VI, V, and VII and such Member's Percentage in connection with any additional Capital Contributions or the admission of additional or substituted Members, shall not be effective with respect to such Member unless such Member consents thereto in writing.

         9.2. Amendment of Certificate. In the event this Operating Agreement shall be amended pursuant to this Article IX, the Members shall amend the Certificate of Formation to reflect such change if it deems such amendment of the Certificate of Formation to be necessary or appropriate.

                                    Article X
                               General Provisions

         10.1. Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the President deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

         10.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a "notice") required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, sent by recognized overnight delivery service or sent by facsimile transmittal. A notice must be addressed to a Member at the Member's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice delivered personally or sent by recognized overnight delivery service will be deemed given when received or refused. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. A notice sent by facsimile shall be deemed given when sent, provided notice by personal delivery or overnight delivery service is sent the day following such facsimile transmission and received as provided above. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

         10.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to seek one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

         10.4. Entire Agreement. This Agreement, the Subscription Agreement and the USE Parent Agreement constitute the complete and exclusive statement of the agreement among the Members as to the subject matter hereof and thereof. They supersede all prior written and oral statements as to the subject matter hereof and thereof, including any prior representation, statement, condition, or warranty except as expressly provided in the Subscription Agreement.

         10.5. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, but not the law of conflicts, of the State of Delaware.

         10.6. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

         10.7. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

         10.8. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

         10.9. Severability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined by a court of competent jurisdiction to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were amended to the minimum extent necessary to render it consistent with the intent of this Agreement and valid and fully enforceable under applicable law.

         10.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         10.11 Use of Names, Marks, Logos or Symbols. Unless the prior express written consent of the lawful owner of a name, mark, logo, symbol or other proprietary designation whether registered or unregistered is granted, the parties agree that the use of each other's or their affiliate=s names, marks, logos, symbols or other proprietary designations whether registered or unregistered in any manner whatsoever is not permitted. Each party reserves all rights to its names, symbols, trademarks, service marks, logos, and/or any other proprietary designation, whether registered or unregistered, and whether presently in existence or hereinafter established.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth hereinabove.


                                            GKM II CORPORATION



Attest:___________________________          _________________________________
         By:  Paul Murray                            By: Ethan G. Kahn
         Its: Treasurer                                       Its: Secretary
         (SEAL)

                                            KEMPER - CASTLEBRIDGE, INC.



Attest:___________________________          ________________________________
         By:  Mark Musser                            By: James Meehan
         Its: Assistant Secretary                    Its: Secretary
         (SEAL)

                                            U.S. ENERGY SYSTEMS CASTLEBRIDGE LLC


Attest:  __________________________         __________________________________
                                                              By: Goran Mornhed
         Its:  Secretary                                      Its: President:
         (SEAL)

                                            CASTLEBRIDGE PARTNERS, LLC


Attest:

                                                              By: Paul Murray
         Its:                                                 Its: President
         (SEAL)

                                    EXHIBIT A

                    LIST OF MEMBERS, CAPITAL AND PERCENTAGES

Dated as of August 24, 2000


                                    Initial Capital
Name, Address of Member             Contribution              Percentage        Federal ID #

GKM II Corporation                    $5,250,000                 37.5%          36-4313088
900 West Jackson Blvd
Suite 7E
Chicago, IL  60607



Kemper-Castlebridge, Inc.             $5,250,000                 37.5%          TBD
c/o Kemper Casualty
One World Trade Center, 35th Floor
New York, NY  10048



U.S. Energy Systems                   $3,500,000                 25.0%          22-3747636
  Castlebridge LLC
c/o U.S. Energy Systems Inc.
515 N. Flagler Drive
Suite 702
West Palm Beach, FL  33401


         TOTAL:                       $14,000,000               100.0%